GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP
437 Madison Avenue
New York, NY 10022-7302
——
(212) 907-7300
Fax (212) 754-0330

December 2, 2005

Cicero, Inc.
1433 State Highway 34, Building C
Farmingdale, NJ 07727

Re:	Cicero, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cicero, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-124930) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2005 under the Securities Act of 1933, as amended (the “Act”) relating to the registration under the Act of 82,870,844 shares of the Company’s common stock, par value $.001 per share and 8,866 shares of Cicero, Inc. preferred stock, par value $0.001 per share (collectively, the “Shares”). The Shares are to be issued in connection with the recapitalization and merger contemplated by the Amended and Restated Agreement and Plan of Merger dated December 30, 2004 between Level 8 Systems, Inc. and Cicero, Inc, as amended (the “Merger Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Certificate of Incorporation of the Company; (iv) the By-Laws of the Company; (v) Certificates issued by the Secretary of State of the State of Delaware, certifying the existence of the Company and its authority to transact business in its state of incorporation; (vi) certain resolutions adopted by the Board of Directors (the “Director Resolutions”) and stockholders of the Company, relating to the Merger Agreement and related matters, certified by the Secretary of the Company as true and complete; and (vii) the form of the share certificate for the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other

Cicero, Inc.
December 2, 2005

documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering these opinions we have assumed (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or by electronic means and the authenticity of the originals of such latter documents; (ii) that all parties other than the Company have the power, corporate or otherwise, to enter into and perform all obligations under all documents we have examined in connection with these opinions (the "Examined Documents"); (iii) that all of the Examined Documents have been duly authorized by all requisite action, corporate or other, by each party thereto (other than the Company), and have been duly executed and delivered by, and each of them constitutes the legally valid and binding obligation of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms; (iv) that the Shares will be issued in the manner described in the Registration Statement; (v) the proper filing of the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware; and (vi) that each party to any of the documents (other than the Company) has complied with all laws, rules, orders and regulations applicable to it and has taken or obtained all actions, consents, approvals, authorizations, filings, exemptions, registrations, qualifications, orders and notations necessary under all applicable laws, rules, regulations and orders (without resort to principles of estoppel, apparent authority, waiver or the like) to bind it under the documents to which it is a party, including without limitation, the execution, delivery and performance of each document to which it is a party and the consummation of the transactions contemplated by the Merger Agreement. As to any fact material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Shares.

Members of our firm are admitted to the bar in the State of New York and we express no opinion with regard to any matter which may be governed by any law other than the federal law of the United States of America, the laws of the State of New York and, to the extent necessary to render this opinion, the Delaware corporate law. We have assumed for purposes of this letter, that the internal laws of the State of New York in each case without regard to conflict of laws principles would apply to each of the documents and to each other document relevant to our opinions, notwithstanding any choice of law provision contained in, or law of any other jurisdiction applicable to, any of the documents, or any such other document, or the Company, including the State of New Jersey. We express no opinion as to any local laws or ordinances.

Based upon and subject to the foregoing and the limitations, assumptions, qualifications and exceptions set forth herein, we are of the opinion that the issuance of the Shares has been authorized by all necessary corporate action on the part of the Company, and at the Effective Time (as defined in the Merger Agreement), when such shares are issued and delivered by the Company in exchange for the consideration as provided in the Merger Agreement and in

Cicero, Inc.
December 2, 2005

accordance with the Director Resolutions and as described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Golenbock Eiseman Assor Bell & Peskoe LLP